Exhibit 99.1

26 June 2015

ANNOUNCEMENT OF NZ MARKETS DISCIPLINARY TRIBUNAL

PUBLIC CENSURE OF DILIGENT CORPORATION BY THE NZ MARKETS DISCIPLINARY TRIBUNAL FOR A BREACH OF NZX MAIN BOARD LISTING RULE 3.3.1(b)

1.                        The NZ Markets Disciplinary Tribunal (Tribunal) has approved a settlement agreement between NZX Limited (NZX) and Diligent Corporation (DIL) dated 19 June 2015 (Settlement Agreement) in respect of DIL’s breach of NZX Main Board Listing Rule (Rules) 3.3.1(b).

Summary

2.                        DIL is an Issuer with its ordinary shares Quoted on the NZX Main Board. DIL is bound by the Rules.

3.                        Rule 3.3.1(b) requires DIL to have a minimum of two New Zealand resident directors at all times. For the period between 9 April 2015 and 29 April 2015, DIL had only one New Zealand resident director, in breach of Rule 3.3.1(b).

4.                        DIL has admitted the breach and accepts the penalties outlined below.

Background

5.                        On 2 April 2015, DIL wrote to NZX Regulation (NZXR). DIL advised NZXR that Mark Weldon, one of DIL’s New Zealand based directors, had given notice in August 2014 that he intended to resign as a director, but would remain a director to allow DIL time to conduct a search for his replacement. In its letter of 2 April 2015, DIL indicated that it had advanced its search for a suitable replacement resident New Zealand director following an intervening process to appoint a new Chief Executive.

6.                        DIL’s letter further advised that DIL was hopeful of making the appointment of a new director around the time of its annual meeting on 28 April 2015. However, DIL noted that it was possible that Mr Weldon would resign before a new director was appointed to the DIL board.

7.                        On 8 April 2015, DIL announced that Mr Weldon had resigned from the Board of Directors, effective as of 9 April 2015 (New Zealand time). In its announcement, DIL noted that there would be a short period of time where it would not be in compliance with the requirement under the Rules that an Issuer must have two directors who are ordinarily resident in New Zealand.

8.                        On 29 April 2015, DIL announced that Abby Foote, based in Christchurch, had been appointed to its board as an independent director with effect from 29 April 2015, New Zealand time.

9.                        Rule 3.3.1(b) requires that DIL shall, at all times, ensure that the composition of its Board includes at least two Directors who are ordinarily resident in New Zealand. By having only one New Zealand resident director for the period between 9 April 2015 and 29 April 2015, DIL was in breach of Rule 3.3.1(b).

10.                 DIL accepts that it was in breach of its obligations under Rule 3.3.1(b) for the period between 9 April 2015 and 29 April 2015.

Determination

11.                 The Tribunal considers breaches of the corporate governance provisions of the Rules to be a serious matter. The corporate governance provisions are important for the integrity of the market, and give investors confidence that directors have been appointed to represent shareholder interests. A breach of the corporate governance rules can bring NZX and the market into disrepute.

12.                 In determining to approve the Settlement Agreement, the Tribunal considered certain aggravating factors, including that:

a.              DIL was in breach of Rule 3.3.1(b) for approximately 3 weeks between 9 April 2015 to 29 April 2015;

b.              DIL did not appoint a replacement director until 29 April 2015; and

c.               this is DIL’s second referral to the Tribunal in the past 24 months.

13.                     In determining to approve the Settlement Agreement, the Tribunal considered certain mitigating factors, including that:

a.              DIL engaged with NZX prior to the breach;

b.              DIL self-reported the breach;

c.               DIL has now rectified the breach;

d.              NZXR is not aware of any investors being adversely affected by the breach; and

e.               Although Mr Weldon had indicated his intention to resign in August 2014, the specific timing of Mr Weldon’s resignation was out of DIL’s control and came before the appointment process for a replacement director could be completed.

Penalties

14.                 NZX and DIL have reached a settlement and agreed that:

a.              This public censure by the Tribunal will be made.

b.              DIL will pay the costs of the Tribunal (plus GST, if any).

c.               DIL will contribute $1,120 towards the costs of NZX (plus GST, if any).

Approval

The Settlement Agreement is approved by the Tribunal pursuant to Rule 10 of the NZ Markets Disciplinary Tribunal Rules (NZMDT Rules), and as such, the Settlement Agreement is the determination of the Tribunal.

Censure

The Tribunal hereby publicly censures DIL for its breach of Rule 3.3.1(b).

The Tribunal

The Tribunal is a disciplinary body which is independent of NZX and its subsidiaries. The Financial Markets Authority approves its members. Under the NZMDT Rules, the Tribunal determines and imposes penalties for referrals made to it by NZX in relation to the conduct of parties regulated by the market rules.

Dated: 26 June 2015